Exhibit 10.6

OMNIBUS SETTLEMENT AGREEMENT

This Omnibus Settlement Agreement (the “Agreement”) is made and entered into this          day of                     , by and between Ann M. Holmes, of                                  (“Holmes”), and Access Worldwide Communications, Inc., a Delaware corporation, with offices at 4950 Communications Avenue, Suite 300, Boca Raton, Florida 33431 (“Access”).

WHEREAS, the parties hereto have had business transactions between them, and

WHEREAS, the parties hereto desire to settle and resolve various disputes and issues arising out of the business transactions between them,

NOW, THEREFORE, for the mutual promises and covenants contained herein, acknowledged by the parties to constitute good and valuable consideration, the parties hereto agree as follows:

1. The foregoing recitals are true and correct, and are incorporated herein by reference.

2. On or before June 30, 2003, if the Closing Condition described within paragraph 7, below, shall have by then occurred, Access shall pay to Holmes, and Holmes shall accept, a repayment of principal in the sum of Six Hundred Sixty Thousand Dollars ($660,000.00), which payment shall constitute payment absolute and in full of all amounts due and owing from Access to Holmes on account of any claim or demand whatsoever. The payment described herein shall be made by wire initiated from the State of Florida.

3. If the Closing Condition described within paragraph 7, below, occurs, Access shall assume full responsibility for Holmes’ outstanding legal fees to the Reed Smith law firm pertaining to the business transactions between Access and Holmes, in the aggregate amount of Twenty Eight Thousand Five Hundred Ten and 65/100 Dollars ($28,510.65).

4. On the date of Access’s payment to Holmes of the amount set forth within paragraph 2, above, (i) Access (and its predecessors, subsidiaries, affiliates, directors, officers, agents, and employees) shall be released and forever discharged by Holmes of and from any and all actions, causes of action, suits, controversies, claims, and demands, whatsoever, whether known or unknown, including, but not limited to, all claims and/or demands arising out of the 6.5% Subordinated Promissory Note Due October 24, 2001, as amended (a copy of which is attached hereto as Exhibit A), and any other promissory notes and consulting agreements, but excluding obligations arising under this Agreement, and (ii) Holmes shall deliver to Access canceled originals of any promissory notes and amendments thereto issued by Access (or any predecessors, subsidiaries, and/or affiliates of Access), as well as such releases and satisfactions as may be necessary to evidence the full payment and release described herein, and authorizes Access to file UCC termination statements for all UCC financing statements filed against Access as debtor with Holmes as secured party..

5. On the date of Holmes’ acceptance of Access’s payment of the amount set forth within paragraph 2, above, (i) Holmes shall be released and forever discharged by Access (and its predecessors, subsidiaries, affiliates, directors, officers, agents, and employees) of and from any and all actions, causes of action, suits, controversies, claims, and demands, whatsoever, whether known or unknown, including, but not limited to, all claims and/or demands arising out of any promissory notes and consulting agreements, but excluding obligations arising under this Agreement, and excluding Holmes’ non-compete obligations under Section III of the April 14, 2000, Amendment to 6.5% Subordinated Promissory Note Due October 24, 2001 (the “Amendment”), which obligations shall continue for a period of eighteen (18) months from the date of Access’s payment to Holmes of the amount set forth within paragraph 2, above, and which obligations Holmes hereby reaffirms, and (ii) Access shall deliver to Holmes such releases and satisfactions as may be necessary to evidence the release described herein.

6. Each party shall cooperate with the other in effectuating the terms hereof, and shall, on request of the other party, provide such additional documentation as may be reasonable and/or necessary in connection therewith.

7. The obligations of the parties as set forth in paragraphs 2 and 3, above, are conditioned on Access’s closing, on or before June 30, 2003, on (i) loan financing with an entity known as or affiliated with CapitalSource, and (ii) private placement financing in the amount of not less than Two Million Dollars ($2,000,000.00) (the “Closing Condition”). If June 30, 2003, passes without such closings having occurred, this Agreement shall be deemed null and void, ab initio. Furthermore, until the Closing Condition occurs, the parties agree that the terms of this Agreement shall be kept strictly confidential, and may be revealed only to those of the parties’ advisors and lenders who agree to keep the existence and terms of this Agreement confidential.

IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

ACCESS WORLDWIDE COMMUNICATIONS, INC.

By:
Ann M. Holmes

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